Exhibit 99.1

IntelGenx and RedHill Biopharma Provide an Update on FDA's
Ongoing Review of the NDA for Migraine VersaFilm™ Product

Saint Laurent, Quebec, - (Newsfile Corp. - April 24, 2014) - IntelGenx Corp. (TSXV: IGX) (OTCQX: IGXT) (“IntelGenx”), a Canadian drug delivery company focusing on oral drug delivery, together with RedHill Biopharma Ltd. (NASDAQ: RDHL; TASE: RDHL) (“RedHill”), an emerging Israeli biopharmaceutical company focused primarily on the development and acquisition of late clinical-stage proprietary drugs, today reported that the U.S. Food and Drug Administration (“FDA”) acknowledged receipt of their response to the Complete Response Letter (“CRL”) for the VersaFilm™ Oral Film Product New Drug Application (“NDA”) and has requested further clarifications. The VersaFilm™ Oral Film Product is a proprietary oral thin film formulation of rizatriptan for the treatment of acute migraines.

IntelGenx and RedHill (the “Companies”) reported on March 3, 2014 that they had submitted their response to the FDA's CRL for the VersaFilm™ Oral Film Product NDA, which had raised questions primarily related to Chemistry, Manufacturing and Controls (CMC). In response, the FDA has requested from the Companies additional CMC data, which the Companies believe they can supply within several weeks based on available information.

The Companies further report that a supplier of raw material for the VersaFilm™ Oral Film Product is currently holding compliance discussions with the FDA, which are independent of RedHill and IntelGenx and are not specific to the VersaFilm™ Oral Film Product. The Companies are diligently working on a variety of options to ensure continued supply of the raw material regardless of the result of these compliance discussions.

The Companies believe that FDA approval of the VersaFilm™ Oral Film Product NDA is subject to the satisfactory resolution of the remaining CMC questions, as well as securing a compliant source of the raw material. Therefore, IntelGenx and RedHill continue to work with the FDA in order to submit all the data requested, and will provide an update as and when applicable.

About the VersaFilm™ Oral Film Product:

The product is a proprietary oral thin film formulation of rizatriptan benzoate, a 5-HT1 receptor agonist and the active drug in Merck & Co.’s Maxalt®. Rizatriptan is considered one of the most effective oral triptans, a class of molecules that constrict blood vessels in the brain to relieve swelling and other migraine symptoms. The worldwide annual sales of triptans were estimated to have exceeded $1 billion in 20131.

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1 EvaluatePharma, 2013, WW annual sales by pharmacological class, 5-HT1B (serotonin) & 5HT1D (serotonin) agonist

The product is based on IntelGenx' proprietary “VersaFilm™” technology. It dissolves rapidly in the mouth, leading to the absorption of the drug through the gastro intestinal track and into the bloodstream. The administration method of the oral thin film does not require the patient to swallow a pill or consume water, and presents a potentially attractive therapeutic alternative for many migraine patients, including those who suffer from migraine-related nausea, estimated at approximately 80% of the total migraine patient population2.

About IntelGenx:

IntelGenx is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. IntelGenx uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. IntelGenx’ development pipeline includes products for the treatment of indications such as severe depression, hypertension, erectile dysfunction, migraine, insomnia, CNS indications, idiopathic pulmonary fibrosis, oncology and pain, as well as animal health products. More information is available about the company at www.intelgenx.com.

About RedHill Biopharma Ltd.:

RedHill Biopharma Ltd. (NASDAQ: RDHL) (TASE: RDHL) is an emerging Israeli biopharmaceutical company focused primarily on the development and acquisition of late clinical-stage, proprietary formulations and combinations of existing drugs for the treatment of inflammatory and gastrointestinal diseases, including cancer and related conditions. RedHill’s current pipeline of proprietary products includes: (i) RHB-104 - an oral combination therapy for the treatment of Crohn's disease, with an ongoing Phase III study, (ii) RHB-105 - an oral combination therapy for Helicobacter pylori infection, with an ongoing Phase III study; (iii) RHB-106 - an encapsulated formulation for bowel preparation licensed to Salix Pharmaceuticals Ltd.; (iv) RHB-103 - an oral thin film formulation of rizatriptan for acute migraines with a U.S. NDA under FDA review; (v) RHB-102 - a once-daily oral pill formulation of ondansetron for the prevention of nausea and vomiting, in advanced development stages for multiple indications and, (vi) RHB-101 - a once-daily oral pill formulation of the cardio drug carvedilol. For more information please visit: www.redhillbio.com

Forward Looking Statements:

This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K for the fiscal year ended December 31, 2013, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

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2 Lipton RB, Buse DC, Saiers J, Fanning KM, Serrano D, Reed ML. (2013) Frequency and burden of headache- related nausea: results from the American Migraine Prevalence and Prevention (AMPP) study, Headache. 2013 Jan;53(1):93-103. doi: 10.1111/j. 1526-4610.2012.02292. x. Epub 2012 Nov 13

Each of the TSX Venture Exchange and OTCQX has neither approved nor disapproved the contents of this press release.

CONTACT:

Dr. Rajiv Khosla
President and CEO
IntelGenx Corp.
T: +1 514-331-7440
F: +1 514-331-0436
www.intelgenx.com